                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No.
333-108744 of The Warnaco Group, Inc. (the "Company") on Form S-8 of our report dated March 18, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to 1) the Company's plan of reorganization and emergence from bankruptcy as a new entity on February 4, 2003, 2) the restatement of the February 4, 2003 consolidated balance sheet, 3) a change in method of accounting for defined benefit pension plans, and 4) a change in method of accounting for goodwill and other intangible assets effective January
5, 2002), appearing in this Annual Report on Form 10-K of The Warnaco Group,
Inc. for the fiscal year ended January 3, 2004.

DELOITTE & TOUCHE LLP
New York, New York

March 18, 2004